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                                                         Exhibit 10.16

                                         As Amended and Restated January 1, 2002



                    BURLINGTON NORTHERN SANTA FE CORPORATION
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
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                                    Article I

                                     Purpose
                                     -------

1.01 The purpose of this Deferred Compensation Plan (Plan) is to attract and retain highly qualified individuals to serve as members of the Company's Board of Directors.

                                   Article II

                                 Administration
                                 --------------

2.01 The Plan shall be administered by the Directors and Corporate Governance Committee of the Board of Directors (the "Committee"). The Committee shall interpret the Plan, prescribe, amend and rescind the rules relating to it from time to time as it deems proper and in the best interests of the Company, and to take any other action necessary for the administration of the Plan. Any decision or interpretation adopted by the Committee shall be final and conclusive and shall be binding upon all participants.

                                   Article III

                                  Participation
                                  -------------

3.01 Participation in this Plan is voluntary. Each director of the Company may elect to participate in the Plan by written notice to the Company upon his election to the Board of Directors.

3.02 The election, which shall be irrevocable, shall remain in effect for one year which shall begin on the day of the annual stockholders' meeting and shall terminate the day before the succeeding annual stockholders' meeting.

3.03 The election by a director who is elected to the Board at other than an annual stockholders' meeting shall remain in effect until the next annual stockholders' meeting.

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                                   Article IV

                                  Compensation

4.01 Each Participant may elect to have all or a specified percentage of his Compensation deferred until he ceases to be a director.

4.02 "Compensation" shall mean the annual retainer and meeting fees for Board and Board Committee meetings.

4.03 The Company shall establish a memorandum account for each Participant who has elected to defer a portion of his Compensation for any year and shall credit such account for Compensation on the date payment would otherwise have been made.

4.04 Interest on investment returns shall be reflected to each member's account at the end of each quarter and such other periods as may be determined by the Committee. The rate of return shall be based upon the investment option selected and the return on such investment option. Such investment options shall be established by the Board with such terms and conditions as they may deem appropriate.

4.05 Distribution of a Participant's memorandum account shall be as follows:

     (a) In five equal installments in January of each year following the year in which the Participant ceases to be a director; or,

     (b) If approved by the Committee, in some other number of equal annual installments, not to exceed ten, commencing in January of the year following the year in which the Participant ceases to be a director;

     (c) If approved by the Committee, in a lump sum on a date within the ten year period following the year in which the Participant ceases to be a director.

4.06 Interest shall accrue on the outstanding memorandum account balance to the date of distribution.

4.07 If a Participant dies or becomes permanently disabled prior to payment of all amounts due under the Plan, the balance of the amount due shall be payable to the Participant or his Beneficiary, at the discretion of the Committee, in a lump sum as soon as practicable or in some number of equal annual installments, not to exceed ten, commencing in January of the year following the year in which the Participant died or became permanently disabled. Beneficiary shall mean any individual, trust or other recipient named by a Participant to receive amounts due hereunder upon his death. Subject to the discretion of the Committee, a Participant may designate the Beneficiary to receive any amounts due hereunder in the event of the Participant's death, and to change any such designation. Each such designation of a Beneficiary shall be evidenced by a written instrument filed with the Committee and signed by the Participant. A Beneficiary designation may be revoked or amended only by the completion of a new Beneficiary designation instrument, provided, however, that if a Participant's spouse is named as such Participant's Beneficiary, and the Participant and such spouse are subsequently divorced, then the designation of the spouse made prior to the divorce shall be null and void. In order to designate a former spouse as a Beneficiary, a new Beneficiary designation

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     instrument must be completed. If no Beneficiary designation is on file with the Committee at the time of the death of a Participant, or if for any reason such designation is defective, then the Participant's estate shall be deemed to be the Beneficiary.

4.08 The Committee shall distribute periodic earnings reports to the Participants under the Plan.

                                   Article V.

                               General Provisions
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5.01 The deferred compensation to be paid to the Participants pursuant to this
     Plan is an unfunded obligation of the Company. Nothing herein contained shall require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any funds invested or reinvested, including the income or profits therefrom, which the Company may make to fulfill its obligations under this Plan shall at all times remain in the Company. A Participant's right to receive the payment of any deferred compensation may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent or distribution.

5.02 The Board of Directors may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions.